EXHIBIT 3.5

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             EMARETHREE CORPORATION

         The undersigned, being the sole director of Emarethree Corporation hereby certifies pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware that:

         1.       The name of the corporation is Emarethree Corporation.

         2. The Certificate of Incorporation was filed by the Secretary of State on June 8, 1999.

         3. The Corporation has not received any payment for its stock and the undersigned has been elected as the sole director by the incorporator.

         4. On March 28, 2000, the sole director, (being a majority of the directors) adopted the following resolutions in writing to amend and restate the Certificate of Incorporation:

         RESOLVED, that pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, the Corporation's Certificate of Incorporation be amended and restated to be the following:

         FIRST:   The  name  of  this   corporation   (hereinafter   called  the
                  "Corporation") is MR3 Systems, Inc.

         SECOND: Its Registered Office in the State of Delaware is to be located at 15 East North Street, Dover, DE 19901, County of Kent. The Registered Agent in charge thereof is Paracorp Incorporated, 15 East North Street, Dover, DE 19901.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred five million (105,000,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock at $0.01 par value, and five million (5,000,000) shares shall be Preferred Stock at $0.01 par value. There shall be series of Preferred Stock, the first such series designated as Series A Preferred Stock ("Series A Preferred"), which shall consist of one million two hundred fifty thousand (1,250,000) shares.

         A.     Preferred Stock.
                ----------------
                  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limitations and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

                  The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                 The rights, preferences, privileges and restrictions of the Series A Preferred Stock are as follows:

                  (1)      Dividends.
                           ----------
                           The holders of outstanding  Series A Preferred  shall
                  be entitled in any fiscal year to receive, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the rate of $0.40 per share per annum, before any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) is paid on Common Stock. The right to dividends on shares of Series A Preferred Stock shall not be cumulative and shall be payable only when and if declared by the Board of Directors, and no right shall accrue to the holders of Series A Preferred shares by reason of the fact that dividends on those shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

                  (2)      Liquidation Preference.
                           -----------------------
                           (a) On any voluntary or involuntary liquidation, dissolution, or winding-up of the corporation, the holders of the Series A Preferred shares, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $4.00 per share for each share of Series A Preferred then held by them, plus an amount equal to any dividends on those Preferred shares declared and unpaid, and no more. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts for the Preferred Stock, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder would have otherwise been entitled to receive. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, any and all remaining assets shall be distributed ratably to the holders of the corporation's Common Stock.

                           (b) A consolidation or merger of the corporation with
                  or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation shall not be deemed to be a liquidation, dissolution, or winding-up of the corporation within the meaning of paragraph
                  (a) above.

                           (c) Whenever the distribution or consideration provided for in this Subsection A. (2) shall be payable in securities or property other than cash, the value of such distribution or consideration shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors of the corporation.

                           (d) Each holder of an  outstanding  share of Series A
                  Preferred Stock shall be deemed to have consented, for purposes of the General Corporation Laws of the State of Delaware, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, employees or consultants upon termination of their employment or services or in connection with the exercise by the corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the corporation and such persons, provided that the terms of such repurchase shall have been approved by the Board of Directors.

                  (3)     Conversion.

                           The  holders of the Series A Preferred  shares  shall
                  have conversion rights as follows (the "Conversion Rights"):

                                    (a) The Series A Preferred  shares  shall be
                           convertible at the option of the respective holders of the shares into Common shares of the corporation. Before any Preferred shares may be converted into Common shares at the option of the holder, the holder must surrender the certificate or certificates for those shares to be converted into fully paid and nonassessable Common shares of the corporation, at the rate of one (1) Common share for each Preferred share so surrendered for conversion; provided, however, that no adjustment shall be made with respect to dividends that may be accrued and unpaid at the date of surrender for conversion. To exercise this option to convert, a holder of Preferred shares shall surrender for that purpose to the corporation, at any place where the corporation maintains a transfer agent for its Common shares or its Preferred shares, certificates representing the shares to be converted. The holder shall also give written notice to the corporation at that office that the holder elects to convert a specified number or all of the shares represented by the surrendered certificate(s). The notice shall also specify the name or names in which the holder wishes the certificate or certificates for the Common shares to be issued. If a name specified is not that of the holder, the notice shall also state the address of the new holder and any other information required by law. At the time of surrender, the person surrendering the shares to be converted shall be deemed to be the holder of record of the Common shares, issuable on conversion, notwithstanding that the share register of the corporation shall then be closed or the certificates representing the Common shares shall not then be actually delivered to that person. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to the holder of Preferred shares converted, or to the holder's nominee or nominees, certificates for the number of full Common shares to which the holder shall be entitled to receive, together with a scrip certificate or cash in lieu of any fraction of a share as provided below.

                                    (b)  Automatic  Conversion.  Each  share  of
                           Series A Preferred Stock shall automatically be converted into one (1) share of Common Stock immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the corporation to the public at a price per share (determined without regard to underwriter discounts and commissions and registration expenses) of not less than $5.00 (as adjusted for stock dividends, stock splits, combinations and the like with respect to the Common Stock effected after the filing of these Amended and Restated Articles of Incorporation) and with aggregate gross proceeds to the Company of not less than Seven Million Five Hundred Thousand Dollars

                           ($7,500,000), before deduction of underwriting discounts and commissions and registration expenses. In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such underwritten public offering. Each share of a Series A Preferred Stock shall also be automatically converted into one
                           (1) share of Common Stock on the date on which the holders of a majority of the outstanding shares of such Series A Preferred have voted to convert or consented in writing to the conversion of such shares into Common Stock.

                                    (c) The number of Common  shares  into which
                           Preferred shares may be converted shall be subject to adjustment from time to time in certain cases as follows:

                           (i) If the corporation subdivides or combines its outstanding Common shares into a greater or smaller number of shares, then in each case, the number of Common shares into which Preferred shares may be converted shall be increased or reduced in the same proportion.

                           (ii) If the corporation sets a record date for the purpose of entitling the holders of its Common shares to receive a dividend or other distribution payable in Common shares or securities convertible into or exchangeable for Common shares, then in each case, the maximum number of Common shares issuable in payment of the dividend or distribution, or on conversion of or in exchange for the securities convertible into or exchangeable for Common shares, shall be deemed to have been issued and to be outstanding is of that record date, and in each case the number of Common shares into which Preferred shares may be converted, shall be increased in proportion to the increase, through the dividend or distribution, of the number of outstanding Common shares.

                           (iii) If the corporation sets a record date for the purpose of entitling the holders of its Common shares to subscribe for additional Common shares on payment of an amount per common share less than the "market value" (as defined in [iv], below) per Common share on that date, then in each case the number of Common shares deliverable on the conversion of each Preferred share shall be increased in the ratio that (1) the sum of the number of Common shares outstanding on that record date and the number of Common shares offered bears to (2) the sum of the number of Common shares outstanding on that record date and the number of Common shares that the aggregate subscription price would purchase at the market value per share of the Common shares on that record date. On the setting of a record date by the corporation for the purpose of entitling the holders of its Common shares to subscribe for shares or other securities convertible into, exchangeable for, or carrying rights of purchase of, Common shares, a record date shall be deemed to have been set for the purpose of entitling the holders of its Common shares to subscribe for the total number of Common shares deliverable on the exercise of those rights of conversion, exchange, or purchase, on payment of an aggregate price equal to the sum of (1) the total consideration payable to the corporation for the stock or other securities so convertible or exchangeable, and (2) in the case of the stock or other securities carrying those rights but not so convertible or exchangeable, the amount (if any) by which the  consideration  payable to
                                    the  corporation  for  that  stock  or other
                                    securities  shall  exceed  the  distributive
                                    amount  (excluding   dividends)  payable  on
                                    voluntary  liquidation  of  the  corporation
                                    with respect to that stock or the  principal
                                    amount of securities, as the case may be, or
                                    the redemption  price thereof,  whichever is
                                    higher,   and  (3)  any  additional   amount
                                    thereafter payable to the corporation on the
                                    exercise   of  the  rights  of   conversion,
                                    exchange, or purchase.

                           (iv) The "market value" per share of Common shares at the time as of which the then "market value" is determined shall be deemed to be the average of the daily closing prices for 30 consecutive business days selected by the corporation out of the 60 days immediately preceding the date as of which "market value" is determined. For purposes of the preceding sentence, a "business day" means a day on which the principal stock exchange or other market on which the Common shares are traded was open for at least one-half of its normal business day. The closing price on any day shall be the last sale price, regular way, as reported in a composite published report of transactions that includes transactions on the exchange or other principal markets in which the Common shares are traded or, if there is no such composite report is to any day, the last reported sales price, regular way (or if there is no such reported sale on that day, the average of the closing
                                    reported  bid  and  asked   prices)  on  the
                                    principal United States  securities  trading
                                    market (whether a stock exchange, NASDAQ, or
                                    otherwise)  in which the  Common  shares are
                                    traded;  provided,   however,  that  if  the
                                    Common  shares  are not  publicly  traded or
                                    listed  during  the time of any  computation
                                    pursuant to this  paragraph,  their  "market
                                    value" for the purposes of computation shall
                                    be the  fair  value  as  determined  in good
                                    faith and  certified to the  corporation  by
                                    any  person   agreed  on  by,  and  mutually
                                    satisfactory   to,  the   President  of  the
                                    corporation and a member of the Board of Directors of the corporation elected by the holders of Preferred shares. However, if those persons are unable to agree on a mutually satisfactory person, or if at the time there is no director in office who was elected by holders of Preferred shares, then in each case the "market value" shall be the fair value as determined in good faith by the Board of Directors of the corporation.

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

                           (v) If there occurs any capital reorganization or any reclassification of the capital stock of the corporation, the consolidation or merger of the corporation with or into another corporation, or the sale or conveyance of all or substantially all of the assets of the corporation to another corporation, each Preferred share shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, issuable or distributable to the holders of outstanding Common shares of the corporation on reorganization, reclassification, consolidation,  merger, sale, or conveyance,
                                    in respect  of the  number of Common  shares
                                    into which that  Preferred  share might have
                                    been  converted  immediately  prior  to  the
                                    reorganization,            reclassification,
                                    consolidation,  merger, sale, or conveyance.
                                    In   any   of   those   cases,   appropriate
                                    adjustments,  is  determined by the Board of
                                    Directors of the corporation,  shall be made
                                    by applying the provisions of this paragraph
                                    (3)(c)  with   respect  to  the  rights  and
                                    interests  thereafter  of the holders of the
                                    Preferred   shares,  to  the  end  that  the
                                    provisions set forth  (including  provisions
                                    with   respect  to  changes  in,  and  other
                                    adjustments  of, the conversion  rate) shall
                                    thereafter  be  applicable,   as  nearly  as
                                    reasonably   may  be,  in  relation  to  any
                                    securities or other assets deliverable on conversion of the Preferred shares.

                                    (d)  Immediately on adjustment of the amount
                           of Common shares or other securities deliverable on the conversion of Preferred shares, the corporation shall file, at its principal executive office and with any transfer agent or agents for Preferred shares and for Common shares, a statement signed by the Board Chairman, President, or one of the Vice-Presidents of the corporation, and by its Chief Financial Officer or one of its Assistant Treasurers, stating the adjusted amount of its Common shares or other securities deliverable per Preferred share, calculated to the nearest one-tenth (1/10) of a share, and setting forth in reasonable detail the method of calculation and the facts requiring the adjustment and on which the calculation is based. Each adjustment shall remain in effect until a subsequent adjustment is required.

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

                                    (e)  The  corporation  shall  at  all  times
                           reserve and keep available out of its authorized but unissued Common shares solely the full number of Common shares deliverable on the conversion of all the then outstanding Preferred shares and shall take all action and obtain all permits or orders that may be necessary to enable the corporation lawfully to issue Common shares on the conversion of Preferred shares.

                                    (f) No fractions  of Common  shares shall be
                           issued on conversion. In lieu of fractional shares, nondividend-bearing, nonvoting scrip (exchangeable for full shares) shall be issued in form (bearer or registered), and denominations, expiring after a reasonable time and containing any other terms and provisions, as the Board of Directors of the corporation may from time to time determine prior to the issue of the scrip. The corporation may, however, at its option, in lieu of issuing scrip, make equitable provision for the stockholders otherwise entitled to receive scrip as the Board of Directors may determine, including payment of cash, or sale of stock to the extent of that scrip and distribution of the net proceeds or otherwise.

                  (4)     Voting Rights.
                          --------------
                  Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock on all matters. The holder of each share of the Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except on those matters required by law or these Articles of Incorporation to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number,

                  (5)      Protective Provisions.
                           ----------------------
                  So long as fifty percent (50%) of the designated shares of Series A Preferred are outstanding, the corporation shall not, without first obtaining the approval by vote or written consent, in a manner provided by law, of the holders of at least a majority of the total of number of shares of Series A Preferred outstanding, voting as a single class, adversely alter, change or repeal any of the powers, preferences, privileges or rights of the Series A Preferred.

         B.       Common Stock.
                  -------------
                  (1)      Dividend Rights.
                           ----------------
                  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  (2)      Liquidation Rights.
                           -------------------
                  Upon  the  liquidation,  dissolution  or  winding  up  of  the
                  corporation,   the   assets  of  the   corporation   shall  be
                  distributed as provided in Article IV, Section A.(2) hereof

                  (3)      Voting Rights.
                           --------------
                  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

         FIFTH:   The  name  and  mailing  address  of the  incorporator  are as follows:

                                  Shannon Durst
                             640 Bercut Drive Ste. A
                              Sacramento, CA 95814

         SIXTH:   The original  By-Laws of the  Corporation  shall be adopted by the sole director. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

         SEVENTH: This Corporation is to have perpetual existence.


         EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution of or any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         IN WITNESS WHEREOF, THE UNDERSIGNED, being the sole director hereinbefore named, does hereby execute this Amended and Restated Certificate of Incorporation, hereby declaring that this is his free act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 29th day of March, 2000.

                                            /s/ Randall S. Reis
                                                ------------------------------
                                                Randall S. Reis, Sole Director
                                                Pier 54
                                                San Francisco, California 94107
                                       10